EXHIBIT 10.4
                              CompuServe


World Headquarters            November 22, 1996            CONFIDENTIAL
5000 Arlington Centre Blvd.
P.O. Box 20212
Columbus, Ohio 43220-0212
U.S.A.
                              Mr. Winston Barta
Tel 614.457.8600              Starnet International
Fax 614.457.0348              425 Carrall Street, Mezzannine Level
                              Vancouver, BC V6B 6E3



Dear Mr. Barta:

With this letter we would like to set forth our intent with respect to offer Adult Casino games from Starnet International for access by CompuServe customers. Our intent is as follows:

Based upon verbal discussions between CompuServe and Starnet International, CompuServe intends to offer Starnet International's adult casino games content; and Starnet International intends to accept access of such Starnet International content by CompuServe customers.

This is not intended to be a binding agreement but only a recitation of points currently under discussion, although CompuServe is committed to working diligently to complete a binding arrangement. Either party may terminate discussions without liability or commitment of any kind, but CompuServe is hopeful these discussions will be finalized at the earliest possible moment.

The terms will be as follows:

1) The Adult Casino games client software and the applications which run in or from the Starnet International service are WIN95 based, and will be launchable from CompuServe through TCPIIP based gateway to Starnet International.

2) CompuServe will pay Starnet International a 20% connect time royalty, which will be based on actual connect time revenue (gross revenue) collected from CompuServe members to access Starnet International games content.

3) CompuServe will pay $20 bounty fee for a qualified member acquired through specific Starnet International marketing efforts.

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CompuServe

4) CompuServe will provide and maintain necessary communication lines (such as a T1) to Starnet International server location. This will be at no cost to Starnet International.

5) Starnet International will bear all costs of development and operation of its service and the applications which run in or from its service, for hosting the client server platform, for supporting users of its service with on-line sysops and hosts, and for technical support for users of Starnet International's service.

We look forward to working with you.

Sincerely,

/s/ SRINI VASAN

Srini Vasan
Manager, Games, Chat and Conference







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